UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		December 18, 2013

HYSTER-YALE MATERIALS HANDLING, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-54799	34-1637659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, SUITE 300, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 449-9600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

On December 18, 2013, Hyster-Yale Materials Handling, Inc. ("Hyster-Yale"), its wholly owned subsidiaries, NACCO Materials Handling Group Inc. ("NMHG"), NACCO Materials Handling B.V., N.M.H. International B.V., N.M.H. Holding B.V., and NACCO Materials Handling Limited (collectively, "Borrowers"), and certain subsidiaries of Hyster-Yale, as borrowers and guarantors (collectively, the "Company"), entered into a loan, security and guaranty agreement with certain financial institutions as lenders, Bank of America, N.A., as administrative agent and security trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CitiGroup Global Markets Inc., as joint lead arrangers and joint book managers, and CitiBank, N.A., as syndication agent, for a $220.0 million secured floating-rate revolving credit facility (the "Facility"). The Facility consists of a domestic revolving credit facility in the initial amount of $120.0 million and a foreign revolving credit facility in the initial amount of $100.0 million. The Facility expires in December 2018. The Facility replaced the Company's previous revolving credit facility which was to expire in March 2017. The Facility can be increased up to $320.0 million over the term of the Facility in minimum increments of $25.0 million subject to approval by the lenders.
The obligations under the Facility are generally secured by a lien on the working capital assets of the Borrowers which include but are not limited to, cash and cash equivalents, accounts receivable and inventory.
Borrowings under the Facility bear interest at a floating rate, which can be a base rate or LIBOR, as defined in the Facility, plus an applicable margin. The applicable margins are based on the total excess availability, as defined in the Facility, and range from 0.50% to 1.00% for U.S. base rate loans and 1.50% to 2.00% for LIBOR and foreign base rate loans. In addition, the Facility requires the payment of a fee of 0.25% per annum on the unused commitment based on the average daily outstanding balance during the preceding month if the average daily revolver usage under the Facility is greater than 50%, or a fee of 0.375% per annum on the unused commitment based on the average daily outstanding balance during the preceding month if the average daily revolver usage under the Facility is less than or equal to 50%. For periods prior to April 1, 2014, the applicable margins under the Facility are 0.75% for U.S. base rate loans and 1.75% for LIBOR and foreign base rate loans. In addition, the Facility requires the payment of a fee of 0.375% per annum on the unused commitment based on the average daily outstanding balance during the preceding month for periods prior to April 1, 2014.
In addition, the Facility includes restrictive covenants, which, among other things, limit additional borrowings and investments of the Borrowers subject to certain thresholds, as defined in the Facility. The Facility also requires Hyster-Yale and it's subsidiaries to achieve a minimum fixed charge coverage ratio in certain circumstances in which total excess availability is less than 10% of the total commitments under the Facility or excess availability under the domestic revolving credit facility is less than 10% of the domestic revolver commitments, as defined in the Facility.
Certain of the banks and financial institutions that are parties to the Facility and their respective affiliates have in the past provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services to the Company in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the equity securities of Hyster-Yale for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

Item 1.02.     Termination of a Material Definitive Agreement.

A portion of the proceeds of the Facility were used to repay the remaining $86.9 million of the NMHG's previous term loan agreement with Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the other lenders party thereto, Arranged by Bank of America Merrill Lynch, and Citigroup Global Markets, Inc., as Joint Lead Arrangers and Joint Book Managers. NMHG's previous term loan agreement, which was terminated and replaced by the Facility, was entered into on June 22, 2012 and had an initial aggregate principal amount of $130.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 20, 2013		HYSTER-YALE MATERIALS HANDLING, INC.

		By:	/s/ Kenneth C. Schilling
Name: Kenneth C. Schilling
Title: Vice President and Chief Financial Officer